Exhibit 99.1

China Agritech, Inc. Receives Strategic Investment
From The Carlyle Group

BEIJING, October 20, 2009 -- China Agritech, Inc. (NasdaqGM: CAGC) ("China Agritech", or the “Company"), a leading national organic fertilizer manufacturer and distributor in China, today announced the signing and closing of a private placement with Carlyle Asia Growth Partners, the growth capital arm of The Carlyle Group, of 1,392,768 shares of China Agritech common stock and warrants to purchase up to an additional 928,514 shares of China Agritech common stock for aggregate gross proceeds of $15 million.  As a result of the transaction, The Carlyle Group, through its affiliates holds approximately 16.5% of the issued and outstanding China Agritech common stock. In the event that the Company does not meet a net income target of $11.5 million for fiscal year 2009, The Carlyle Group affiliates will be issued additional shares of common stock and the initial warrant exercise price of $10.77 per share will be reduced, thereby resulting in additional warrant shares being issuable upon exercise of the warrants. The proceeds from the private placement will be used for business expansion and working capital purposes.

The stockholders of China Agritech, acting by majority consent in lieu of a stockholders’ meeting, approved the transactions contemplated by the securities purchase agreement, including the issuance of the shares of common stock and the warrants, as required by Nasdaq Marketplace Rule 5635.

As part of the securities purchase agreement, The Carlyle Group has the right to appoint one Director to the Board of Directors and, as a result, the Board of Directors will be expanded to have six members. The Carlyle Group also has the right to invest between $5-$10 million in any additional financing by the Company undertaken during the one-year period commencing on the closing date.

Mr. Yu Chang, Chairman and Chief Executive Officer of China Agritech, commented, “This strategic investment by a prestigious investment firm like The Carlyle Group, strengthens our shareholder base. We believe their investment is an endorsement of our strategic plans and our ability to generate shareholder value. With the new financial and global resources from Carlyle, we will be able to accelerate our growth plans to further penetrate the large fertilizer market in China and strengthen our leadership position in our industry. We look forward to the strategic assistance Carlyle will provide to help us reach our long-term goals.”

Mr. Wayne Tsou, Managing Director and Head of Carlyle Asia Growth Partners, said, “We are excited to establish a strategic relationship with China Agritech and broaden our reach to the agricultural industry, one of the pillar industries of China. Under the leadership of a capable management team, China Agritech has built a successful track record and is poised for accelerated growth in the years ahead. We are dedicated to providing global resources and expertise to support China Agritech's further expansion.”

The Carlyle Group is one of the world's largest private equity firms, with more than $86.1 billion under management. With 64 funds across four investment disciplines (buyouts, growth capital, real estate and leveraged finance), Carlyle combines global vision with local insight, relying on a top-flight team of 475+ investment professionals operating out of offices in 20 countries to uncover superior opportunities in North America, Europe, Asia, Australia, the Middle East/North Africa and Latin America.

About China Agritech, Inc.

China Agritech, Inc. is engaged in the development, manufacture and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 28 provinces of China. Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), is an advisor to China Agritech.

For more information about the Company, please visit http://www.chinaagritechinc.com.

Safe Harbor Statement

This release may contain certain "forward-looking statements" relating to the business of China Agritech and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes,” “expects," “anticipates,” “estimates” or similar expressions , including, but not limited to, statements regarding the continued demand for China Agritech's products, China Agritech's ability to sustain growth for the balance of the year and China Agritech's ability to generally meet all of its objectives. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

In China:
Mr. Gareth Tang
Chief Financial Officer
China Agritech, Inc.
Tel:   +86-10-5962-1220
Email: gareth@chinaagritech.com

In the U.S.:
Mr. Kevin Theiss
Investor Relations
Grayling
Tel:   +1-646-284-9409
Email: kevin.theiss@us.grayling.com